SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.	☐	Confidential, for use of the
☑ Definitive proxy statement.		Commission only (as permitted
☐ Definitive additional materials.		by Rule 14a-6(e)(2)).
☐ Soliciting material pursuant to Rule 14a-11(c) or 14a-12.

ORTHOLOGIC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

1275 West Washington Street
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, April 15, 2005

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation (the “Company”), will be held on Friday, April 15, 2005 at 8:00 a.m. local time, at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281, for the following purposes:

     (1) To elect two directors as Class II directors to serve until the Annual Meeting of Stockholders to be held in the year 2008 or until their respective successors are elected;

     (2) To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000;

     (3) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2005; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on Tuesday, March 1, 2005 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company’s corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

     A copy of the Company’s 2004 Annual Report to Stockholders, which includes certified financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.

By order of the Board of Directors,

Thomas R. Trotter
Chief Executive Officer

Tempe, Arizona
March 10, 2005

IMPORTANT: It is important that your stockholdings be represented at this meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

OrthoLogic Corp.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, APRIL 15, 2005

1275 West Washington Street
Tempe, Arizona 85281

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, April 15, 2005

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

     Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Friday, April 15, 2005 or any adjournment thereof (the “Annual Meeting”) at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

     This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company’s stockholders commencing on or about March 10, 2005.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

     In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. We have also retained the firm of Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies. Georgeson Shareholder Communications, Inc. is located at 111 Commerce Road, Carlstadt, New Jersey, 07072-2586. We will pay approximately $7,000 in fees plus expenses for their services. All expenses incurred in connection with this solicitation will be borne by the Company.

     The mailing address of the principal corporate office of the Company is 1275 West Washington Street, Tempe, Arizona 85281.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record at the close of business on March 1, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 38,011,642 shares of the Company’s Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company’s Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The two nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Therefore, abstentions and broker-non votes will have the same effect as votes against this proposal. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein. Stockholders are not entitled to any dissenter’s or appraisal rights under Delaware law or the Company’s Certificate of Incorporation for the proposals set forth in this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock at January 11, 2005 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially
	Owned (1)
Identity of Stockholder or Group	Number	Percent
Thomas R. Trotter (2)	887,400	2.3%

Sherry A. Sturman (3)	251,000	*

James T. Ryaby (4)	213,884	*

Stuart H. Altman (5)	172,000	*

Michael D. Casey (6)	40,833	*

Fredric J. Feldman (7)	275,850	*

John M. Holliman III (8)	284,000	*

Elwood D. Howse (9)	239,644	*

Augustus A. White III (10)	286,231	*

Heartland Advisors, Inc.	4,564,900	12.0%
789 North Water Street
Milwaukee, Wisconsin 53202 (11)

Bricoleur Capital Management LLC	3,224,681	8.5%
12230 El Camino Real, Suite 100
San Diego, CA 92130 (12)

	Shares Beneficially
	Owned (1)
Identity of Stockholder or Group	Number	Percent
Fuller & Thaler Asset Management, Inc.	1,539,285	4.1%
411 Borel Avenue, Suite 402
San Mateo, CA 94402 (13)

All directors and executive officers as a	2,650,842	6.8%
group (9 persons) (14)

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares, which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 800,400 shares Mr. Trotter has a right to acquire upon exercise of stock options.

(3)	Includes 249,000 shares Ms. Sturman has a right to acquire upon exercise of stock options.

(4)	Includes 213,484 shares Dr. Ryaby has a right to acquire upon exercise of stock options.

(5)	Includes 160,000 shares Dr. Altman has a right to acquire upon exercise of stock options.

(6)	All 40,833 are shares Mr. Casey has a right to acquire upon exercise of stock options.

(7)	Includes 189,000 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(8)	Includes 221,000 shares Mr. Holliman has a right to acquire upon exercise of stock options and 3,000 shares indirectly owned as trustee.

(9)	Includes 191,000 shares Mr. Howse has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(10)	Includes 181,500 shares Dr. White has a right to acquire upon exercise of stock options and 6,878 indirectly owned shares.

(11)	Derived from a Schedule 13G, Amendment No. 11, dated January 19, 2005 filed by the stockholder pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Schedule 13G, as amended, states that the securities “may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.” The Schedule 13G, as amended, also states that the clients of Heartland Advisors, Inc. have the right to receive, or the power to direct the receipt of dividends and proceeds from, the sale of shares included on the Schedule. The Heartland Value Fund, a series of the Heartland Group, Inc., owns 2,500,000 shares of the class of shares reported on the Schedule.

(12)	Derived from a Schedule 13G, Amendment No. 3, dated February 11, 2005 filed by Bricoleur Capital Management LLC (“Bricoleur”) pursuant to the 1934 Act. The Schedule 13G states that Bricoleur is an investment adviser, that it serves as an investment manager for certain accounts that hold the securities reported on the Schedule 13G, and that Bricoleur “has been granted the authority to dispose of and vote those Securities” but that “ each entity that owns an account has the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Securities held in the account.”

(13)	Derived from a Schedule 13G, Amendment No. 2, dated February 9, 2005 by Fuller & Thaler Asset Management, Inc. pursuant to the 1934 Act. The Schedule 13G states that Fuller & Thaler is an investment adviser to certain persons and that “Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements”.

(14)	Includes 2,650,842 shares directors and executive officers have a right to acquire upon exercise of stock options.

PROPOSAL 1: ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting to serve as Class II directors until the Annual Meeting of Stockholders to be held in the year 2008 and until their respective successors are elected. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the Company’s nominees John M. Holliman III and Augustus A. White III, M.D., Ph.D. Mr. Holliman and Dr. White are currently directors of the Company. The two nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Only affirmative votes are relevant in the election of directors.

     Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is classified into three classes, with each class holding office for a three-year period. The Amended and Restated Certificate of Incorporation restricts the removal of directors under certain circumstances. The number of directors may be increased to a maximum of nine. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     The names of the nominees for director and of the directors whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.

The Board Recommends A Vote In Favor Of Each Named Nominee

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Nominees for Class II Directors Whose Terms Will Expire at the Annual Meeting Held in the Year 2008:

John M. Holliman III(1)(2)(4)	Director since 1987

John M. Holliman III, 51, has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP. (formerly known as Arizona Growth Partners, LP.), Valley Ventures II, LP. and Valley Ventures III, LP, all of which are venture capital funds. From 1985 to 1993, he was the Managing Director and Senior Managing Director of Valley Ventures’ predecessor, Valley National Investors, Inc., a venture capital subsidiary of The Valley National Bank of Arizona.

Augustus A. White III, M.D., Ph.D. (4)	Director since 1993

Dr. White, 68, became a director of the Company in July 1993. He has been a Master of the Oliver Wendell Holmes Society and the Ellen and Melvin Gordon Professor of Medical Education, Harvard Medical School since July 2001; Professor of Orthopedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology since July 1978; and Orthopedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston since 1990. From 1992 to 1994, he served as the Chief of Spine Surgery at Beth Israel and is Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of Brown University, the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. Dr. White is currently a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.

Class I Directors Whose Terms Will Expire at the 2007 Annual Meeting:

Fredric J. Feldman, Ph.D.(1)(3)	Director since 1991

Fredric J. Feldman, Ph.D., 65, has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992. From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company. He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory from 1992 to 1995. Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company. He is a director of Sangstat Medical Corp., a publicly held biotech transplant drug company, and of Ostex International, Inc., a publicly held developer of diagnostics and therapeutics for skeletal and connective tissue diseases.

Thomas R. Trotter	Director since 1997

Thomas R. Trotter, 57, joined the Company as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.

Michael D. Casey	Director since 2004

Michael D. Casey, 59, became a director of the Company in January 2004, filling a newly created vacancy on the Board of Directors. Mr. Casey, who currently works as a consultant in the biopharmaceutical field, was the Chairman, President, and Chief Executive Officer and a Director of Matrix Pharmaceutical, Inc., a publicly traded cancer therapy company until it was acquired by Chiron Corporation in March 2002. Mr. Casey joined Matrix in October 1997 from Schein Pharmaceutical, Inc., where he was Executive Vice President from November 1995 to December 1996. In 1996 he was appointed President of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc., a biopharmaceutical company. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing, for the Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is a Director of Allos Therapeutics Inc., Bone Care International, Inc., Celgene Corporation, Cholestech Corporation and DURECT Corporation.

Class III Directors Whose Terms Will Expire at the 2006 Annual Meeting:

Stuart H. Altman, Ph.D. (2)	Director since 1998

Stuart H. Altman, 67, has been a Professor of National Health Policy at the Florence Heller Graduate School for Social Policy, Brandeis University since 1977. He was Dean of the Florence Heller Graduate School from 1977 to 1993. For twelve years (1984 to 1996), he was Chairman of the Congressional Prospective Payment Assessment Commission responsible for advising Congress and the Administration on Medicare Payment Policies for Hospitals, Nursing Homes, Home Health Agencies and other health care providers. Dr. Altman has served as the Chair of the Advisory Board to the Institute of Medicine of the National Academy of Sciences and was a member of the Board of Trustees of Beth Israel Hospital in Boston, Massachusetts from 1978 to 1990. From 1971 to 1976, Dr. Altman was Deputy Assistant Secretary for Planning and Evaluation/Health at Health, Education and Welfare under President Nixon. Dr. Altman is a director of IDX Systems Corporation, a publicly held provider of healthcare information systems, and Lincare Holdings Inc., a publicly held provider of oxygen and other respiratory therapy services to in-home patients. He is also a member of the Foundation Board of the Health Plan of New York, which is a not-for-profit Health Maintenance Organization that provides health care services and health insurance coverage throughout the New York metropolitan area.

Elwood D. Howse, Jr. (1)(2)(3)	Director since 1987

Elwood D. Howse, Jr., 65, has served as a director of the Company since September 1987. In 1982, Mr. Howse founded Cable, Howse and Ragen, investment banking and stock brokerage firm which he sold to Wells Fargo. In 1977, Mr. Howse formed Cable & Howse Ventures, an early stage venture capital firm focused on technology. In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm. In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company. Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. He currently serves on the boards of directors of Advanced H2O, Inc, BSQUARE

Corporation (BSQR), MicroPlanet Ltd., NCMX Inc., PowerTech Group, Inc., The Montecito Group and not-for-profits, Junior Achievement Worldwide and Junior Achievement of Washington.

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating Committee.

Board Meetings and Committees

     The Board of Directors is composed of six outside directors and one employee director, Mr. Trotter. The Board has determined that each director other than Mr. Trotter is independent for purposes of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”). The Board of Directors held a total of six meetings during the fiscal year ended December 31, 2004. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service. Currently, the Board of Directors does not have a policy regarding director attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders in person.

     The Board presently has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Feldman, Mr. Holliman and Mr. Howse and met four times during 2004.

Audit Committee

     The Audit Committee, which is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act, consists of Mr. Howse, Mr. Altman and Mr. Holliman and met four times in 2004. The Audit Committee assists the Board of Directors in its oversight of financial reporting practices, including the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent auditors, which appointment may be ratified by the shareholders. The Audit Committee meets independently with representatives of the Company’s independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company’s annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for approving, reviewing and monitoring the performance of non-audit services by the Company’s auditors. The Audit Committee operates under a written charter that has been adopted by the Board of Directors.

     The Board of Directors has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable NASD Marketplace Rules for audit committees. In particular, all audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board of Directors has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Additionally, Mr. Howse and each of the other members of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).

Compensation Committee

     The Compensation Committee, which consists of Dr. Feldman and Mr. Howse, met one time during 2004. Each member of the Compensation Committee is an “independent” director as defined in NASD Marketplace Rule 4200(a)(15) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain grants under the Company’s stock option plans with a view to ensure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

Nominating Committee

     The Nominating Committee examines and recommends nominations for the Board of Directors and officers of the Company. The criteria prepared by the Nominating Committee are used to determine whether the selection of a particular nominee would be appropriate. The Nominating Committee operates under a written charter, a copy of which was provided as an annex to last year’s proxy statement and is available for review on the SEC’s website. The Company does not, however, post the Nominating Committee Charter on its website. Although the Nominating Committee has not established minimum standards for Board nominees, the Nominating Committee generally seeks candidates with chief operating, executive or financial officer experience in complex organizations; a commitment to give the time and attention to the duties required of them; and evidence of an independent and inquiring mind willing to question management’s assumptions. On an as needed basis, the Nominating Committee uses the services of outside consultants to assist the Nominating Committee to identify capable director candidates.

     The Nominating Committee consists of Mr. Holliman and Dr. White, both of whom are independent directors under NASD Marketplace Rule 4200(a)(15). The Nominating Committee met one time during 2004. The Nominating Committee nominated Mr. Holliman and Dr. White for election as Class II directors for this year’s annual meeting of stockholders. The conflict between Nominating Committee members and nominees was resolved through full Board approval for the nominees.

Stockholder Nomination of Director Candidates

     The Nominating Committee will consider for nomination as director of the Company any director candidate recommended or nominated by stockholders in accordance with the process outlined below.

     Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Nominating Committee, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. The Board may change the process for the means by which stockholders may recommend director candidates to the Nominating Committee. Please refer to the Company’s website at www.orthologic.com for any changes to this process. The Company has not received any stockholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery at 1275 West Washington Street, Tempe, Arizona or by United States mail, postage prepaid to Secretary, OrthoLogic Corp., 1275 West Washington Street, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if elected. The chairman of the stockholders’ meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Stockholder Communications with Board

     Stockholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. All communications sent in this manner to the Board members will be forwarded directly to the Board. From time to time, the Board may change the process for the means by which stockholders may communicate with the Board or its members. Please refer to the Company’s website at www.orthologic.com for any changes to this process.

Compensation of Directors

     During the year ended 2004, the Company paid non-employee directors an annual retainer of $24,000 payable quarterly in advance. All directors are eligible for the grant of nonqualified stock options pursuant to the Company’s 1997 Stock Option Plan. The Company issued options to acquire 30,000 non-qualified shares at a price of $7.40 to each non-employee director on January 23, 2004. At that time, Michael D. Casey received options to acquire 40,000 shares at $7.40 with a four year vesting schedule. The Company issued non-qualified options to acquire 10,000 shares at a price of $6.25 to each non-employee director on December 31, 2004. All such options vested immediately and were granted at the market price on the date of grant. The options have been granted with ten-year terms.

     For information regarding options granted to the Company’s only employee-director (Mr. Trotter) during 2004, see the table captioned “Option/SAR Grants in Last Fiscal Year” below.

     The following table summarizes options granted to non-employee directors during the year ended December 31, 2004:

	Date of	Number	Option
Name	Option	of Shares	Price

Stuart A. Altman	1/23/2004	30,000	$7.40
	12/31/2004	10,000	$6.25

Michael D. Casey	1/23/2004	40,000	$7.40
	12/31/2004	10,000	$6.25

Fredric J. Feldman	1/23/2004	30,000	$7.40
	12/31/2004	10,000	$6.25

John M. Holliman, III	1/23/2004	30,000	$7.40
	12/31/2004	10,000	$6.25

Elwood D. Howse, Jr.	1/23/2004	30,000	$7.40
	12/31/2004	10,000	$6.25

Augustus A. White, III	1/23/2004	30,000	$7.40
	12/31/2004	10,000	$6.25

Executive Officers

     The following table sets forth information regarding our executive officers:

Name		Title
	Age
Thomas R. Trotter	57	Departing Chief Executive Officer, President and Director
James M. Pusey	46	Chief Executive Officer
Sherry A. Sturman	40	Senior Vice President and Chief Financial Officer
James T. Ryaby, Ph.D.	46	Senior Vice President of Research and Clinical Affairs and Chief Technology Officer

     On March 4, 2005, OrthoLogic announced the resignation of its Chief Executive Officer Thomas R. Trotter and the hiring of Dr. James M. Pusey as its new Chief Executive Officer. Dr. Pusey will commence employment with OrthoLogic no later than March 18, 2005, or earlier as may be specified by Dr. Pusey.

     Thomas R. Trotter joined OrthoLogic as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.

     James M. Pusey most recently served as an executive vice president of neurology at Serono, Inc. USA, a unit of Serono, SA (Geneva, Switzerland). Serono, Inc. USA is a biotechnology company and a developer of recombinant prescription medicines, headquartered in Rockland, Mass. From December 1999 to July 2003, Dr. Pusey was employed by AstraZeneca Pharmaceuticals USA, where he served as Vice President of Marketing and then as a Vice President and Therapeutic Area Leader. Prior to his employment with AstraZeneca, Dr. Pusey held a senior management position with SmithKline Beecham, a research based pharmaceutical company. Dr. Pusey earned a Bachelor of Medicine and Bachelor of Surgery degree from the Royal Free Hospital School of Medicine (London University) and a Master of Business Administration from the London Business School.

     Sherry A. Sturman joined OrthoLogic as Director of Finance in October 1997 and began serving as the Vice President of Administration, and Chief Financial Officer in June 2000 and was promoted to Senior Vice President in early 2003. From 1994 to 1997, Ms. Sturman was employed as the Chief Financial Officer for ComCare, a large managed care company based in Phoenix. She has over eighteen years of financial management experience in both health care and public companies. She is a Certified Public Accountant, with a Masters degree in Business Administration.

     James T. Ryaby, Ph.D., joined OrthoLogic as Director of Research in 1991 and became Vice President of Research in 1997 and was promoted to Senior Vice President and Chief Technology Officer in early 2003. Prior to joining OrthoLogic, he was a research scientist at Mt. Sinai School of Medicine in New York, where he received his Ph.D. degree in cellular biology. His current research interests are applications of peptides, cytokines, growth factors, and biophysical stimulation in musculoskeletal tissue repair. Dr. Ryaby also serves as Adjunct Professor of Bioengineering at Arizona State University.

COMMITTEE REPORTS

     The following Reports of the Compensation Committee and Audit Committee of the Company’s Board of Directors and the performance graph included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Reports or the performance graph by reference therein.

Report of the Compensation Committee of the Board of Directors

     The Committee recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and certain option grants under the Company’s stock option plans (the “Plans”).

Compensation Philosophy

     The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company’s business objectives and to reward individual performance. During 2004, the Company used base salary, executive officer cash bonuses and stock options to achieve these objectives.

     Review of Current Compensation Components of CEO and other Executive Officers

     The Committee reviews all components of the CEO and other executive officers’ compensation, including salary, bonus, accumulated vested and unvested stock options, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, as well as the actual projected payout obligations under several potential severance, change-in-control scenarios and any limitations on the deductibility for federal income tax purposes of all compensation. Documentation is provided to the Committee consisting of the following:

1)	Each Executive has individual performance goals for the fiscal year. The Committee reviews the performance goals and expectations for individual executive positions. Based on recommendations from the CEO and the Committee’s evaluation of the performance achievement of these goals, the Committee determines the resulting bonus and/or changes to salary components for the executive officers. The CEO also has individual performance objectives identified for each fiscal year. The Committee evaluates the CEO’s performance measured against these objectives and evaluates and formulates any potential changes in compensation accordingly.

2)	The Company’s performance is compared against the goals for the fiscal year. Strategic, high level performance expectations are identified each fiscal year for the Company. The CEO provides documentation to the Committee regarding the expectations and corresponding results of operations.

3)	The level of compensation for executives in similar positions for companies of similar size and development structure is used as a benchmark. To enable the Company to continue to attract and retain executives in the competitive marketplace, executive compensation for similar companies is reviewed annually. The Company typically retains this data through a review of publicly available executive compensation information for comparable public companies listed on the Nasdaq National Market and through purchased survey data tailored to the industry and size of the Company.

     The Compensation Committee’s Conclusion

     Based on the review detailed above, the Compensation Committee, at the Committee meeting held at the beginning of the fiscal year, formulates its recommendations regarding what areas of the compensation components will be adjusted for the upcoming year and what the performance bonus for the prior year will be.

     Board Approval

     At the first Compensation Committee meeting of the year, the Compensation Committee reviews the CEO and other executive officers’ compensation and bonuses. The final decisions regarding the CEO and other executives total compensation packages are made by the full Board of Directors.

     The Compensation Committee presents its recommendations to the full Board following the initial Compensation Committee meeting, after which the Board votes on the recommendations from the Committee. The recent changes to the CEO’s and other executives’ compensation have been disclosed on Form 8-K and filed with the U.S. Securities and Exchange Commission February 22, 2005.

Chief Executive Officer Compensation

     The Committee reviews the performance of the Chief Executive Officer at least annually. In February 2005, the Compensation Committee and Mr. Trotter reviewed Mr. Trotter’s compensation in light of the sale of the bone growth stimulation device business, the acquisition of Chrysalis Biotechnology, Inc., and the Company’s focus on the research and development of biopharmaceuticals. The Compensation Committee reviewed data from a survey of salaries for companies comparable in size that are in the biopharmaceutical research and development industry and considered the Company’s earnings and financial position. Based on these criteria, the Compensation Committee recommended for Mr. Trotter a base salary at $350,000 with an incentive bonus targeted at 50% of Mr. Trotter’s base salary.

     During its February 2005 meeting, the Compensation Committee recommended discretionary bonuses based on individual and Company performance during 2004 and awarded $157,500 to its Chief Executive Officer and $85,500 to each of its two other executive officers. For more information on the executive officers’

compensation, see the Summary Compensation Table on page 12. At the same February meeting, the Compensation Committee set performance goals for 2005.

Compensation Committee During 2004:

Fredric J. Feldman	Elwood D. Howse, Jr.

Compensation Committee Interlocks and Insider Participation

     During 2004, Fredric J. Feldman and Elwood D. Howse, Jr., each an independent director, served on the Compensation Committee of the Board of Directors.

Report of the Audit Committee of the Board of Directors

     The role of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     Among other matters, the Committee monitors and oversees the activities and performance of the external auditors, including the audit scope, external audit fees, and auditor independence matters. The Committee also is responsible for approving non-audit services proposed to be performed by the independent auditor. The Committee has responsibility to appoint and dismiss the company’s independent auditor. Management and independent auditor presentations to and discussions with the Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

     In the performance of its oversight function, the Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and Rule 2-07 of Regulation S-X. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to services provided by the auditors, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. The Audit Committee met four times in 2004, each time meeting separately with the auditors without the presence of management.

     Based upon the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee During 2004

John M. Holliman, III	Stuart H. Altman	Elwood D. Howse, Jr.

Code of Conduct and Corporate Governance

     In March 2004, the Company adopted a code of conduct that applies to all of its employees and has particular sections that apply only to its principal executive officer and senior financial officers. The Company posted the text of its code of conduct on its website under the “Investors” section under the link for the “Code of Conduct.” In addition, the Company will promptly disclose on its website (1) the nature of any amendment to its code of conduct that applies to its principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of its code of conduct that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

     The full Board of Directors addresses all matters regarding corporate governance (that is, the relationships of the Board, the stockholders and management in determining the direction and performance of the Company) and the procedural rules regarding the operation of the Board itself. As such, the Board reviews all proposals submitted by stockholders for action at the annual stockholders’ meeting with regards to each such proposal.

Certain Transactions

     The Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the full extent permitted by law.

Summary Compensation Table

     The following table sets forth, with respect to the years ended December 31, 2004, 2003 and 2002 compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and the two other executive officers who were serving as executive officers at December 31, 2004.

					Long-Term
					Compensation
					Awards
	Annual Compensation				Securities
				Other Annual	Underlying	All Other
Name and Principal				Compensation	Options/SARs	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	(#)(2)	($)
Thomas R. Trotter (4)	2004	350,000	157,500	5,400	500	—
President and Chief	2003	359,823	(3)673,250	5,400	—	—
Executive Officer	2002	327,115	165,000	5,400	—	—

Sherry A. Sturman	2004	200,000	85,500	—	50,500	—
Senior Vice President and	2003	190,192	103,500	—	—	—
Chief Financial Officer	2002	163,077	70,000	—	40,000	—

James T. Ryaby, Ph.D.	2004	208,846	85,500	—	500	—
Senior Vice President	2003	207,692	87,300	—	42,000	—
Research and Clinical and	2002	149,039	63,000	—	30,000	—
Chief Technology Officer

(1)	Other Annual Compensation includes an automobile allowance for Mr. Trotter.

(2)	Consist entirely of stock options.

(3)	Mr. Trotter received a special bonus of $472,000 related to the sale of the Company’s bone stimulation device business, which is included in the bonus figure.

(4)	Mr. Trotter announced his resignation as President and Chief Executive Officer on March 3, 2005. He will resign from his position as President and Chief Executive Officer of OrthoLogic upon the employment commencement date of Dr. James M. Pusey, which is expected to be no later than March 18, 2005.

Option/SAR Grants in Last Fiscal Year (1)

     The following table sets forth information about stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table.

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation
	Individual Grants				for Option Term(2)
	Number of	% of Total
	Securities	Option/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price	Expiration
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Thomas R. Trotter	500	0.13%	5.90	10/22/14	$1,855	$4,702

Sherry A. Sturman	25,000	6.56%	7.40	1/23/14	$116,346	$294,842
	25,000	6.56%	8.00	3/2/14	$125,779	$318,748
	500	0.13%	5.90	10/22/14	$1,855	$4,702

James T. Ryaby	500	0.13%	5.90	10/22/14	$1,855	$4,702

(1)	Consist entirely of stock options.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values (1)

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning option exercises during the last fiscal year and the number and value of options outstanding at the end of the last fiscal year.

	Number of Securities Underlying
	Unexercised Options		Value of Unexercised In-the-
	At FY-End (#)(1)		Money Options at FY-End ($)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas R. Trotter	800,400	500	$1,627,468	$175

Sherry A. Sturman	249,000	500	$473,859	$175

James T. Ryaby	212,703	4,797	$409,207	$175

(1)	No SARs are outstanding.

(2)	Value is based upon closing bid price of $6.25 as reported on the Nasdaq National Market for December 31, 2004, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

     The Company entered into a Second Amended and Restated Employment Agreement with Mr. Trotter as of February 20, 2004, which amended and restated the prior version of the employment agreement with Mr. Trotter, which became effective on July 15, 2003. The Second Amended and Restated Employment Agreement provides for a minimum base salary of $350,000, which may be increased subject to annual reviews. Mr. Trotter is also eligible to participate in the incentive bonus program, as revised from time to time by the Board of Directors. Under the terms of the Second Amended and Restated Employment Agreement, either the Company or Mr. Trotter may elect to begin a three-year transition leading to the termination of Mr. Trotter’s employment with the Company at any time, with or without cause. In the event of such an election, Mr. Trotter would be entitled to continue receiving salary, at declining base salary rates, and benefits for a period of three years. The Second Amended and Restated Employment Agreement also provides that Mr. Trotter is entitled to receive a special bonus of up to $3.5 million in the event that the Company undergoes a change in control, or a sale of substantially all of the assets of the Company within six months of the date of his transition election. Mr. Trotter has made an election under this employment agreement effective upon the commencement of the employment of James M. Pusey as the Company’s Chief Executive Officer.

     The Company hired Dr. James M. Pusey as Chief Executive Officer to replace Mr. Trotter. Dr. Pusey signed an employment agreement with OrthoLogic on March 3, 2005, which provides for a minimum base salary of $350,000, which may be increased subject to annual reviews, and allows for Dr. Pusey’s participation in a discretionary bonus program, which provides for a bonus of up to 50% of his base salary. Dr. Pusey is also entitled to a signing bonus of $125,000 and an additional bonus of $125,000 payable after one year of employment or upon termination without cause if such termination occurs prior to the one-year anniversary. In addition, Dr. Pusey’s employment agreement provides for the reimbursement of certain business, relocation and travel expenses as well as the medical, dental and other fringe benefits generally granted to the Company’s senior management.

     On March 3, 2005, the Company granted to Dr. Pusey options to purchase 425,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on March 3, 2005, as reported by the Nasdaq Stock Market, and granted to Dr. Pusey, effective as of the date he commences his employment, an option to purchase an additional 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on that date, as reported by the Nasdaq Stock Market (the grant of the options to purchase 425,000 shares and 75,000 shares are collectively, the “Initial Option Grant”). The grants are evidenced by a Letter of Stock Option Grant for 200,000 shares and a Letter of Stock Option Grant for 300,000 shares, each of which provide for immediate vesting upon effectiveness of the grants as to 10% of the shares covered thereby and monthly vesting of the remainder in equal amounts over a period of 48 months, subject to continued employment by Dr. Pusey.

     On March 3, 2005, the Company also granted to Dr. Pusey 200,000 shares of restricted stock of the Company (the “Restricted Shares”). The Letter of Restricted Stock Grant provides that the Restricted Shares shall be subject to restrictions on transferability and forfeiture, with such restrictions to lapse as to 50% of such stock upon the acceptance by the United States Food and Drug Administration for filing of a New Drug Application for Chrysalin for fresh fracture indications, and with the restrictions to lapse as to the remaining 50% upon the attainment of certain milestones to be mutually agreed upon by Dr. Pusey and the Compensation Committee of the Company’s Board of Directors.

     In the event that the Company undergoes a change of control or a sale of substantially all of its assets, Dr. Pusey’s employment agreement provides that Dr. Pusey will be entitled to receive a special bonus of up to $2.0 million, and at least 90% of the shares included in the Initial Option Grant will fully vest and the restrictions on at least 90% of the Restricted Shares will fully lapse upon such a change of control or sale of assets.

     On November 8, 2004, the Company entered into a Third Amended and Restated Employment Agreement with Sherry A. Sturman (the “Sturman Agreement”) under which Ms. Sturman will continue to serve as the Company’s Senior Vice President / Chief Financial Officer. The Sturman Agreement provides for a minimum base salary of $200,000 per year. Ms. Sturman will also be eligible for annual and long-term incentives, including performance-based bonuses and stock option grants. Under the terms of the Sturman Agreement, the Company or Ms. Sturman may elect to begin a two-year transition leading to the termination of Ms. Sturman’s employment with the Company. Ms. Sturman may make such an election at any time after June 30, 2005 and the Company may make such an election at any time. In the event an election is made by either Ms. Sturman or the Company, Ms. Sturman would be entitled to continue receiving salary, at declining base salary rates, and benefits for a period of two years.

     The Company entered into an employment agreement with James Ryaby. This contract provides for a one-year employment term that is automatically renewed for another year. The Company may terminate Dr. Ryaby’s employment with cause, in which case the Company shall be obligated to pay Dr. Ryaby’s salary through the date of termination. If the Company terminates Dr. Ryaby’s employment without cause, Dr. Ryaby is entitled, upon executing a severance agreement, to 12 months of salary.

     Under the Company’s stock option plans, upon the occurrence of a merger in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company, an acquisition by a third party of 100% of the Company’s outstanding equity securities or a similar reorganization of the Company, 75% of all unvested options will vest, with the balance vesting equally over 12 months or according to the individual’s vesting schedule, whichever is earlier. If the option holder loses his position with the Company as a result of the merger or sale, 100% of his options will immediately vest. The November 2003 sale of the Company’s bone stimulation device business qualified as an event that triggered the acceleration of part or all of the stock options for all employees. Additionally, the Company’s 1997 Stock Option Plan provides that, upon a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, outstanding options shall be substituted on an equitable basis for options for appropriate shares of the surviving corporation, or optionees shall receive cash in exchange for cancellation of outstanding options.

Performance Graph

     Set forth below is a graph comparing the cumulative total shareholder return on the Company’s Common Stock to the cumulative total return of (i) the NASDAQ Biotechnology Index, (ii) the Russell 2000 Index and (iii) the Standard & Poor’s Healthcare Medical Products and Supplies Index from December 31, 2000 through December 31, 2004. This will be the last year OrthoLogic includes the Standard & Poor’s Healthcare Medical Products and Supplies Index on its performance graph. The Company believes this index was an appropriate comparison when OrthoLogic’s business model included revenue-producing products in the medical device industry. With the sale of its bone stimulation device business in November 2003 and the purchase of the Chrysalis Biotechnology, Inc. assets in August 2004, OrthoLogic changed its business model and became a biopharmaceutical research and development company. The NASDAQ Biotechnology Index, which is composed of companies that are classified as either biotechnology or pharmaceutical, is a more comparable index. While many of the companies listed on the index may be larger in size based on market capitalization, the type of research and development work is comparable. The graph is generated by assuming that $100 was invested on December 31, 2000 in each of the Company’s Common Stock, the NASDAQ Biotechnology Index, the Standard & Poor’s Healthcare Medical Products and Supplies Index and the Russell 2000 Index, and that all dividends were reinvested.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
OrthoLogic Corp.	$100	$112	$191	$141	$239	$244

Russell 2000 Index	$100	$96	$97	$76	$110	$129

BioTechnology Index	$100	$123	$103	$56	$82	$87

S&P Healthcare Med Prod.	$100	$108	$113	$99	$123	$124

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates. The Company believes that all of these filing requirements were satisfied during the year ended December 31, 2004. In making these disclosures, the Company has relied solely on written representations of those persons it knows to be subject to the reporting requirements and copies of the reports that they have filed with the SEC.

PROPOSAL 2: APPROVAL OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The stockholders are being asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. In February 2005, the Company’s Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2005 Annual Meeting. The Board determined that the amendment is in the best interests of the Company and its stockholders and unanimously recommends approval by the stockholders. If the proposed amendment is approved by the stockholders, the Board currently intends to file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation reflecting such amendment as soon as practicable following stockholder approval. The following summary is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of OrthoLogic Corp., which contains the proposed amendment and is attached as Appendix A to this Proxy Statement.

     The Restated Certificate currently authorizes the issuance of up to 52,000,000 shares of stock, of which 50,000,000 shares are designated as Common Stock, par value $.0005 per share, and 2,000,000 shares are designated as Preferred Stock, par value $.0005 per share. No shares of Preferred Stock are issued and outstanding. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of Preferred Stock. Of the 50,000,000 shares of Common Stock currently authorized, as of the close of business on February 9, 2005, there were 38,011,642 shares of Common Stock issued and outstanding. In connection with the August 5, 2004 closing of the purchase of substantially all of the assets of Chrysalis Biotechnology, Inc., up to an additional 3,462,124 shares of the Company’s Common Stock are issuable to Chrysalis upon the occurrence within five years from the closing date of certain future trigger events. In addition, the Company has reserved 4,190,000 shares of Common Stock for issuance pursuant to the Company’s 1997 Stock Option Plan, of which 1,008,995 shares were available for issuance as of December 31, 2004. This amount includes the increase by 1,000,000 in the number of shares reserved for issuance under such Plan that was approved by the stockholders at the 2004 Annual Meeting. The Company has reserved 4,160,000 shares of Common Stock for issuance pursuant to the Company’s 1987 Stock Option Plan. The 1987 Stock Option Plan closed in October 1997 and no further option grants are being made from that plan. An option for a total of 200,000 shares have been issued outside the Plans.

     The Board of Directors has proposed this increase in authorized common shares to ensure that the Company has sufficient common shares available for corporate purposes including, without limitation, equity financings, acquisitions, establishing strategic relationships with corporate and other partners, providing equity incentives to employees, and payments of stock dividends, stock splits or other recapitalizations. In particular, the Company believes that in order to fully develop its Chrysalin Product Platform, the Company will need additional funding in the future. This funding may be obtained through, among other alternatives, public or private issuance of equity or equity-linked debt. In order to be positioned timely to take full advantage of market and other conditions suitable for equity related financings, the Board of Directors believes the Company must increase the number of its authorized common shares. As of the date of this Proxy Statement, the Company has not made a determination to issue additional equity in the near future, but the Company is currently evaluating available funding alternatives to fully exploit its Chrysalin Product Platform, including the issuance of new equity. Any decision to issue equity, including any equity authorized by the proposed increase in authorized common shares, will depend on, among other things, the Company’s evaluation of its funding needs, developments in the testing and commercialization of the Chrysalin Product Platform, current and expected future market conditions and other factors.

     As is the case with the current authorized but unissued common shares, the additional common shares authorized by this proposed amendment could be issued upon approval by the Board of Directors, without further vote of the stockholders of the Company except as may be required in particular cases by the Company’s Certificate of Incorporation, applicable law, regulatory agencies or the rules of the Nasdaq Stock Market. Under the Company’s Restated Certificate, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. In addition, if the Company issues additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding Common Stock.

     The proposed amendment to the Restated Certificate could also, under certain circumstances, have an anti-takeover effect. The proposed increase in the number of authorized shares of common stock may discourage or make it more difficult to effect a change in control of the Company. For example, the Company could issue additional shares to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to take over or gain control of the Company, whether or not the change in control is favored by a majority of the Company’s unaffiliated stockholders. The Company could also privately place shares of Common Stock with purchasers who would side with the Board in opposing a hostile takeover bid. The Board is not aware of any plans for or attempt to take control of the Company.

     If approved, the amendment would amend and restate the first paragraph of Section D, subsection 5 of the Restated Certificate as follows:

     “Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).”

     The proposed Amended and Restated Certificate of Incorporation of OrthoLogic Corp., which contains the above amendment, is attached to this Proxy Statement as Appendix A. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

     The Board Of Directors Unanimously Recommends that You Vote “For” the Proposed Amendment to the Amended and Restated Certificate of Incorporation.

EQUITY COMPENSATION PLANS

     The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2004, aggregated into two categories – plans that have been approved by stockholders and plans that have not.

			Number of
			Securities Remaining
			Available for Future
	Number of	Weighted-average	Issuance Under
	Securities to be	Exercise Price of	Equity Compensation
	Issued upon	Outstanding	Plans (Excluding
	Exercise of Outstanding	Options and	Securities Reflected
Plan Category	Options and Warrants	Warrants	in 1st Column)

Equity compensation plans approved by stockholders	2,307,850	$5.24	1,008,998

Equity compensation plans not approved by stockholders	200,000	2.77	—

Total	2,507,850	$5.04	1,008,995

PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2005. The Board of Directors is submitting the selection of the independent auditors for shareholder ratification at the 2005 Annual Meeting, and recommends that stockholders vote FOR ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

     Deloitte & Touche LLP has audited the Company’s financial statements annually since 1987. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

     The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2004 and December 31, 2003 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	Amount
Type of Fee	2004	2003
Audit-Fees (1)	$385,120	$171,300
Audit-Related Fees (2)	269,895	154,464

Total Audit and Audit-Related Fees	655,015	325,764

Tax Fees (3)	311,556	494,615
All Other Fees (4)	—	—

Total Fees	$966,571	$820,379

(1)	Audit fees include fees for services rendered by Deloitte & Touche in connection with their audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2003, audit of management’s assessment regarding the Management’s Report on Internal Controls over Financial Reporting as of December 31, 2003, and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K during the applicable fiscal year.

(2)	Audit-related fees include fees for services rendered by Deloitte & Touche for matters such as the sale of the bone stimulation device business, the purchase of substantially all of the assets of Chrysalis Biotechnology, Inc., audits of employee benefit plans and responses to accounting and reporting-related matters.

(3)	Tax fees include fees for services rendered by Deloitte & Touche for tax compliance, preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

(4)	Deloitte & Touche did not perform nor bill the Company for any other services during the fiscal years ended December 31, 2004 and 2003 that are appropriately classified as “All Other Fees.”

     The Audit Committee has concluded that the services provided by Deloitte & Touche that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.

     Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included in its charter the responsibility to pre-approve “all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimis exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.” No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy in 2004.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ending December 31, 2005 must be received by the Company no later than November 10, 2005 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he, she or it must timely give notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 2005 Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to the 2005 Annual Meeting. If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before our 2006 Annual Meeting, shareholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.

ANNUAL REPORT

     A copy of the Company’s 2004 Annual Report to Stockholders is enclosed. The Annual Report to Stockholders is not a part of the proxy soliciting material enclosed herewith. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Copies of exhibits to the annual report on Form 10-K are also available upon specific request and payment of 25 cents per page for reproduction plus $3.00 for postage and handling. All requests should be directed to the Secretary of the Company at 1275 West Washington, Tempe, Arizona 85281.

March 10, 2005	THE BOARD OF DIRECTORS

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

Pursuant to Section 242
of the General Corporation Law of Delaware

[ATTACHED]

APPENDIX A

RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

     The undersigned, Thomas R. Trotter, being the President of OrthoLogic Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

     FIRST: The present name of the Corporation is OrthoLogic Corp.; and, the name under which the Corporation was originally incorporated was IatroMed Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is July 30, 1987.

     SECOND: The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 5 thereof and by substituting in lieu thereof the first paragraph of new Article 5 which is set forth in the Restated Certificate of Incorporation hereinafter provided for.

     THIRD: The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of OrthoLogic Corp. without any further amendment other than the amendment herein certified.

     FOURTH: The amendment and the restatement of the restated certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

     FIFTH: The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

     1. Name. The name of the corporation is OrthoLogic Corp.

     2. Registered Agent. The name and address of the initial registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     3. Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time.

     4. Election of Directors. Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

     5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article 5, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.

     6. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The terms of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders held after the effective date of this Article 6; the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders held after the effective date of this Article 6; and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders held after the effective date of this Article 6. At each annual meeting of stockholders beginning with the first annual meeting held after the effective date of this Article 6, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting (including without limitation newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a

2

vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article Five applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Six unless expressly provided by such terms.

     7. Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 7 as one class.

     8. Director Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     9. Action by Consent of Stockholders. Any action required or permitted to be taken by the stockholders must be effected at a duly called and noticed annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

     10. Compromise of Debts. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court direct. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     11. Special Voting Requirements.

          (a) Except as set forth in Section (b) of this Article 11, the affirmative vote of the holders of two-thirds of the outstanding stock of the Corporation entitled to vote shall be required for:

               (1) any merger or consolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

               (2) any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

               (3) any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

3

               (4) any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the GCL, as in effect from time to time.

          (b) The provisions of Section (a) of this Article 11 shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Corporation’s Board of Directors, provided that a majority of the members of the Board of Directors voting for the approval of such transaction are Continuing Directors. The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not the Interested Person, and not an affiliate, associate, representative or nominee of the Interested Person or of such an affiliate or associate that is involved in the relevant transaction, and (A) was a member of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person or (B) whose initial election as a director of the Corporation succeeds a Continuing Director or is a newly created directorship, and in either case was recommended by a majority vote of the Continuing Directors then in office.

          (c) As used in this Article 11, the term “Interested Person” shall mean any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation.

     12. Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the President, or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, or at the request in writing of shareholders owning at least 35% of the capital stock issued and outstanding and entitled to vote. Special meetings of the stockholders may not be called by any other person or persons. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice of such meeting.

     13. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized by majority vote of the whole Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of two-thirds of the outstanding stock of the Corporation entitled to vote thereon; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

     14. Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to the reservations in Article 14. Provided, however, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding stock of the Corporation entitled to vote thereon, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Articles 4, 6, 7, 9, 11, 12 and 13 and this Article 14; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.”

     EXECUTED this ___day of _________, 2005.

Thomas R. Trotter, President

4

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

ORTHOLOGIC CORP.

                       The undersigned, being the President of OrthoLogic Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that, pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted the following resolution on July 1, 2003, which resolution remains in full force and effect as of the date hereof:

Series A Preferred Stock

               RESOLVED, that the Board of Directors of the Corporation, pursuant to authority vested in it by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”), hereby establishes a series of the Preferred Stock, par value $.0005 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative, participating, optional or other rights of such series, and the qualifications, limitations or restrictions thereof, as follows:

               The first series of Preferred Stock, par value $.0005 per share, of the Corporation shall be, and hereby is, designated “Series A Preferred Stock” (the “Series A Shares”), and the number of shares constituting such series shall be Five Hundred Thousand (500,000). The relative rights and preferences of the Series A Shares shall be as follows:

Section  A. Dividends and Distributions.

               (1) Subject to the prior and superior rights of the holders of any shares of any series of stock prior and superior to the Series A Shares with respect to dividends, the holders of Series A Shares, in preference to the holders of Common Stock, par value $.0005 per share, of the Corporation (the “Common Stock”) and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds lawfully available therefor, cash dividends thereon, payable quarterly, from the date of issuance thereof, upon the tenth days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Share. In the event the Corporation shall at any time after March 12, 1997 (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Shares were entitled immediately prior to such event under clause (a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (2) The Corporation shall declare a dividend or distribution on the Series A Shares as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and provided further, that nothing contained in this paragraph (2) shall be construed so as to conflict with any provision relating to the declaration of dividends contained in the Charter.

               (3) Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Shares entitled to receive payment of a dividend or distribution declared thereon.

        Section B. Redemption. The Series A Shares are not redeemable.

        Section C. Liquidation, Dissolution or Winding Up. In the event of the voluntary or involuntary liquidation of the Corporation the “preferential amount” that the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $100.00 per share plus all accrued and unpaid dividends thereon.

               (1) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Shares unless, prior thereto, the holders of Series A Shares shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Shares unless, prior thereto, the holders of shares of common stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (3) of this Section C to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Shares and Common Stock, respectively, holders of Series A Shares and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series A Shares and Common Stock, on a per share basis, respectively.

               (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A Shares, then all such available assets shall be distributed ratably to the holders of the Series A Shares and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any such remaining assets shall be distributed ratably to the holders of Common Stock.

               (3) In the event the Corporation shall at any time after March 12, 1997 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such

2

case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       Section D. Sinking Fund. The Preferred Shares shall not be entitled to the benefit of any sinking fund for the redemption or purchase of such shares.

Section E. Conversion.

               (1) Subject to paragraph (2) of this Section E, the Preferred Shares shall not be convertible.

               (2) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section F. Voting Rights.

               (1) The holders of Series A Shares shall have no voting rights except as provided by Delaware statutes or by paragraph (2) of this Section F.

               (2) So long as any Series A Shares shall be outstanding, and in addition to any other approvals or consents required by law, without the consent of the holders of 66- 2/3% of the Series A Shares outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting:

                    (i) The Corporation shall not sell, transfer or lease all or substantially all the properties and assets of the Corporation; provided, however, that nothing herein shall require the consent of the holders of Series A Shares for or in respect of the creation of any mortgage, pledge, or other lien upon all or any part of the assets of the Corporation.

                    (ii) The Corporation shall not effect a merger or consolidation with any other corporation or corporations unless as a result of such merger or consolidation and after giving effect thereto holders of Series A Shares are entitled to receive a per share amount and type of consideration equal to 100 times the per share amount and type of consideration received by holders of shares of Common Stock, or (1) either (A) the Corporation shall be the surviving corporation or (B) if the Corporation is not the surviving corporation, the successor corporation shall be a corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, and all obligations of the Corporation with respect to the Series A Shares shall be assumed by such successor corporation, (2) the Series A Shares then outstanding shall continue to be outstanding and (3) there shall be no alteration or change in the designation or the preferences, relative rights or limitations applicable to outstanding Series A Shares prejudicial to the holders thereof.

                    (iii) The Corporation shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation in any manner that adversely affects the relative rights, preferences or

3

          limitations of the Series A Shares or the holders thereof.

          Section G. Certain Restrictions.

          (1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Series A Shares;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (as to dividends) to the Series A Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation, ranking junior (as to dividends) to the Series A Shares; and

               (iv) purchase or otherwise acquire for consideration any Series A Shares, or any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section G, purchase or otherwise acquire such shares at such time and in such manner.

        Section H. Fractional Shares. The Corporation may issue fractions and certificates representing fractions of Series A Shares in integral multiples of 1/100th of a Series A Share, or in lieu thereof, at the election of the Board of Directors of the Corporation at the time of the first issue of any Series A Shares, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of Series A Shares. In the event that fractional Series A Shares are issued, the holders thereof shall have all the rights provided herein for holders of full Series A Shares in the proportion that such fraction bears to a full share.

     IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of this 24 day of September, 2003.

ORTHOLOGIC CORP.

/s/ Thomas R. Trotter

Thomas R. Trotter, President

4

ORTHOLOGIC CORP.
PROXY
2005 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Trotter and Sherry A. Sturman, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OrthoLogic Corp. to be held on April 15, 2005, or any adjournment thereof, hereby revoking any proxy previously given.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3.

(Continued and to be dated and signed on the reverse side.)

ORTHOLOGIC CORP.
P.O. BOX 11365
NEW YORK, N.Y. 10203-0365

1.    PROPOSAL TO ELECT TWO CLASS II DIRECTORS FOR A TERM EXPIRING IN YEAR 2008

FOR all nominees listed below (except as marked to the contrary below) ☐

WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Nominees: John M. Holliman III, Augustus A. White III, M.D., Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For” box and write the nominee’s name on the exceptions line below.)

Exceptions

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.       In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Change of Address and/or
Comments Mark Here ☐

Please sign exactly as name appears to the left. Where shares are held by more than one owner, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by the authorized person.

Dated: , 2005

Signature
Votes must be indicated in Black or Blue ink.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

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